Exhibit 4.L

[LETTERHEAD]

March 31, 2010

Bank of America, N.A., as Agent

Mail Code: CA5-701-05-19

1455 Market Street, 5th Floor

San Francisco, California 94103

Attention: Robert J. Rittelmeyer

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), dated as of June 1, 2005, among Mentor Graphics Corporation, an Oregon corporation (the “Borrower”), the Banks party thereto, and Bank of America, N.A., as Agent (the “Agent”). Unless otherwise defined herein, capitalized terms used in this letter have the meanings ascribed thereto in the Credit Agreement.

Pursuant to Section 2.05 of the Credit Agreement, the Borrower hereby elects, solely upon the occurrence of the Closing Date under that certain Credit Agreement for a $20 million term loan facility, dated on or about April 6, 2010, by and among Borrower, the Agent, and the other financial institutions party thereto, to reduce the Commitments under the Credit Agreement from One Hundred Forty Million Dollars ($140,000,000.00) to One Hundred Million Dollars ($100,000,000.00).

[Signature Page Follows]

Sincerely,

Mentor Graphics Corporation, an Oregon corporation

By:	/s/ ETHAN MANUEL
Name:	Ethan Manuel
Title:	Treasurer